EXHIBIT 21.1

GARMIN LTD.

List of Subsidiaries of Company

Name of Subsidiary	Jurisdiction of Incorporation

Garmin Corporation	Taiwan
Garmin International, Inc.	Kansas
Garmin North America, Inc.	Kansas
Garmin USA, Inc.	Kansas
Garmin Realty, LLC	Kansas
Tri-Tronics, Inc.	Arizona
Garmin AT, Inc.	Oregon
Digital Cyclone, Inc.	Minnesota
Garmin Australasia Pty Ltd.	Australia
Garmin Austria Holding GmbH	Austria
Garmin Austria GmbH	Austria
Garmin Belux NV/SA	Belgium
Garmin Desenvolvimento de Sistemas de Aviação e Comercio de Tecnologias do Brasil Ltda	Brazil
Dynastream Innovations, Inc.	Canada (Alberta)
Garmin Chile Lda	Chile
Garmin China Co. Ltd.	China
Garmin China Shanghai Co. Ltd.	China
Garmin China Shanghai RHQ Co. Ltd.	China
Garmin China ChendDu Co. Ltd.	China
Garmin Danmark A/S	Denmark
Garmin Danmark Ejendomme ApS	Denmark
Garmin (Europe) Ltd.	England
Garmin Suomi Holding Oy	Finland
Garmin Suomi Oy	Finland
Garmin France SAS	France
Garmin Deutschland GmbH	Germany
Garmin Deutschland Beteiligungs GmbH	Germany
Garmin Würzburg GmbH	Germany
GPS Insurance Ltd.	Guernsey
Navigon Asia Pacific Ltd.	Hong Kong
Garmin India Private Ltd.	India
Garmin Italia S.p.A.	Italy
Garmin Japan Ltd.	Japan
Garmin Luxembourg S.à r.l.	Luxembourg
Garmin Luxembourg Holdings S.à r.l.	Luxembourg
GRMN Navigation Mexico S de RL de CV	Mexico
Garmin B.V.	Netherlands
Garmin Acquisition B.V.	Netherlands
Garmin Nederland B.V.	Netherlands
Garmin Norge AS	Norway
Garmin Norway Holding AS	Norway

Garmin Polska Sp. z o.o.	Poland
Garmin Cluj SRL	Romania
Garmin, trgovina in servis, d.o.o.	Slovenia
Garmap (Pty) Ltd.	South Africa
Garmin Africa Holdings (Pty) Ltd.	South Africa
Garmin Southern Africa (Pty) Ltd.	South Africa
Garmin Iberia S.A.	Spain
Garmin Spain S.L.U.	Spain
Garmin Singapore Pte. Ltd	Singapore
Garmin Stockholm AB	Sweden
Garmin Sweden Holding AB	Sweden
Garmin Sweden AB	Sweden
Garmin Switzerland GmbH	Switzerland